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                                                                  EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Cox Communications, Inc. (the "Company") on Form S-3 of our report dated March 14, 2002, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's change in its method of accounting for derivative instruments and hedging activities to conform with Statement of Financial Accounting Standards No. 133, as amended, appearing in the Company's Amended Annual Report on Form 10-K/A for the year ended December 31, 2001.


/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
September 17, 2002